EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 9, 2002 relating to the financial statements, which appears in the 2001 Annual Report to Shareholders of MGIC Investment Corporation, which is incorporated by reference in MGIC Investment Corporation's Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the incorporation by reference of our report dated January 9, 2002 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
November 25, 2002